Exhibit 4.1

FORM OF DEMAND PROMISSORY NOTE

$____________

_____________, 2011

FOR VALUE RECEIVED, the undersigned E-Waste Systems, Inc. (“Payor”), promises to pay to the order of__________________ (“Holder”), on demand, at such address as may be designated in writing by Holder of this Note, the principal amount of __________________ Dollars ($______) together with interest on the unpaid principal amount from __________, 2011 at the rate of twelve percent (12%) per annum; disbursed monthly.

All payments of principal, interest or other amounts payable on or in respect of this Note shall be made in lawful currency of the United States of America in immediately available funds to the Holder, unless otherwise directed in writing by Holder.

Any waiver of any payment due hereunder or the acceptance by the Holder of partial payments hereunder shall not, at any other time, be taken to e a waiver of the terms of this Note or any other agreement between the Payor and the Holder.

Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

This Note shall be governed by and interpreted in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

E-Waste Systems, Inc.

By:  /s/  Martin Nielson
              Martin Nielson
Its:        Chief Executive Officer